Term Sheet                   Exhibit 10.5

     This memorandum summarizes the proposed principal terms with respect to a transaction between and among: Greenleaf Technologies Corporation, a Delaware
Corporation,  Greenleaf  Ventures,  Inc.,  a  Delaware  corporation,  and  J-Tex
Corporation:


                                 Capitalization

     As of January 2, 2001, the capitalization of Greenleaf Technologies Corporation is as follows:

     1. Common Stock -- 300,000,000 shares authorized, approximately 141,637,690 outstanding, 28,571,567 shares issuable upon exercise of outstanding options or warrants; 19,785,995 issuable upon the exercise of convertible securities.

     2. Preferred Stock -- no shares authorized, no shares outstanding.

     As of January 2, 2001, the capitalization of Greenleaf Ventures, Inc. is as follows:

     1. Common Stock -- 100,000,000 shares authorized, 50,000,000 shares outstanding, no shares issuable upon exercise of outstanding options or warrants. The outstanding shares are owned as follows: 5,000,000 shares have been issued or subscribed to employees, officers or directors of Greenleaf Technologies Corporation; 45,000,000 shares are owned by Greenleaf Technologies Corporation.

     2. Preferred Stock -- no shares authorized, no shares outstanding.


            Total Proposed Private Placement and Sale of Common Stock


Size of Investment:                         $34,000,000

    Type of Security: Common Stock of Greenleaf Technologies Corporation and
                      Greenleaf Ventures, Inc.

     Post-Closing Ownership and Voting: J-Tex seeks to own and/or control the voting rights 51% of Greenleaf Technologies Corporation; and 51% of Greenleaf Ventures, Inc. with Greenleaf Technologies Corporation owning the remaining 49% of Greenleaf Ventures, Inc.

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

The J-Tex - Greenleaf Technologies Corporation Transaction

     Stock Purchase: J-Tex Corporation will purchase the following amounts of Greenleaf Technologies Corporation Common Stock and Greenleaf Ventures, Inc. Common Stock from Greenleaf Technologies Corporation for the Purchase Price as defined below

     Purchase Price: $34,000,000

     Consideration: Greenleaf Technologies Corporation will sell 193,800,000 Common Stock in Greenleaf Technologies Corporation to J-Tex Corporation, subject to shareholder pre-emptive rights, if any, and subject to shareholder approval of an Amendment to the Articles of Incorporation of Greenleaf Technologies to allow for the authorization and subsequent issuance of additional shares of Common Stock

     Greenleaf Technologies Corporation will also sell 25,500,000 shares of Greenleaf Ventures, Inc. to J-Tex Corporation

     J-Tex will obtain the right to elect two (2) Directors on the Board of Directors of Greenleaf Technologies Corporation for which they may appoint anyone meeting SEC requirements.

     In addition, Greenleaf Technologies Corporation will grant to J-Tex Corporation the exclusive right to manufacture all "Silver Surfer" and related technology, subject to certain conditions, including, but not limited to protection for Greenleaf Technologies Corporation to obtain a then-current market rate for the manufacturing services

     Shareholders Agreement: As a condition to the closing of this transaction, for a period of three years, Christopher J. Webster shall enter into a Shareholder's Agreement in which he will agree to vote his shares in Greenleaf Technologies Corporation Common Stock consistent with the intent of J-Tex Corporation

Use of Proceeds:
        For working capital and other general corporate purposes.

Transferability:
        The Greenleaf Technologies Corporation Common Stock and Greenleaf Ventures, Inc. Common Stock will be issued as "restricted securities" under the federal securities laws and may not be resold except in compliance with Rule 144.

Company Registration:
        Greenleaf Technologies Corporation shall be entitled to unlimited piggy-back registration rights in Greenleaf Ventures, Inc. Common Stock subject to pro rata cutback at the underwriters' discretion, but not less than 25% for follow-on public offerings (and full cutback upon an IPO).

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

        All registration rights terminate not later than five years after an IPO, or, as to any holder, when all shares held by such holder may be sold under Rule 144 within any three month period.

        All registration expenses to be borne by the Company (exclusive of underwriting discounts and commissions), with the exception that the registration expenses incurred in respect of any S-3 registration shall be shared equally by the Company on one hand and the selling shareholders on the other.

Closing:
        Approximately on or before March 31, 2001

Legends on Certificates:
        The certificates representing the shares will bear appropriate legends referring to the restrictions on transferability imposed by the Securities Act of 1933, applicable state blue sky laws and the Purchase Agreements.

Conditions of Closing:
        The closing is subject to certain conditions, including the filing of all required approvals, and conditions and terms satisfactory to the Company, the Founders and the investors.

Purchase Agreement:
        The Purchase Agreements will contain such other provisions as are customary and reasonable including representations and warranties, conditions to closing, etc.

Legal Fees and Expenses:
        Each party shall independently pay the fees and expenses of its counsel.

Fairness Opinion:
        The Board of Directors of Greenleaf Technologies Corporation shall have the right to obtain a fairness opinion from an Investment Bank of their choice and the issuance of such opinion shall be a condition precedent to the closing of the Purchase Agreement.

Contingent Interim Funding:
        The final terms and conditions of the transaction described herein shall be contingent upon J-Tex Corporation's initial investment of $2,000,000 in exchange for Common Stock of Greenleaf Technologies Corporation, which shall be completed on or before January 24, 2001. J-Tex Corporation shall be entitled to an amount of Common Stock of Greenleaf Technologies Corporation equal to a purchase price of $0.1754 per share. If the contemplated agreement is completed, this initial $2,000,000 investment shall be included in the total $34,000,000 investment. Upon completion of this initial investment, the parties shall immediately work to execute final agreements to consummate the entire investment transaction as contemplated here in by February 15, 2001.

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

     Upon execution, this Letter of Intent and Term Sheet shall not bind the parties to the terms provided herein, except that the parties agree to negotiate in good faith toward a mutually agreeable final agreements.





GREENLEAF VENTURES, INC.                    J-TEX CORPORATION


By                                          By
Title                                       By


GREENLEAF TECHNOLOGIES CORPORATION


By
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